EXHIBIT 10.6(a)(x)

PERFORMANCE STOCK UNIT AWARD AGREEMENT PURSUANT TO
CONDUENT INCORPORATED PERFORMANCE INCENTIVE PLAN

AGREEMENT, by Conduent Incorporated, a New York corporation (the “Company”), dated as of the date that appears in the award summary that provides the number of Performance Stock Units and vesting provisions of the award (the “Award Summary”), in favor of the individual whose name appears on the Award Summary (the “Employee”), who is an employee of the Company, one of the Company’s subsidiaries or one of its affiliates (the Company, or such subsidiary or affiliate, the “Employer”).
In accordance with the provisions of the Conduent Performance Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”) or the Chief Executive Officer of the Company (the “CEO”) has authorized the execution and delivery of this Agreement.
Terms used herein that are defined in the Plan or in this Agreement shall have the meanings assigned to them in the Plan or this Agreement, respectively.
The Award Summary contains the details of the awards covered by this Agreement and is incorporated herein in its entirety.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the Company agrees as follows:
AWARDS
1.    Award of Performance Stock Units. Subject to all terms and conditions of the Plan and this Agreement, the Company has awarded to the Employee on the date indicated on the Award Summary Performance Stock Units (individually, a “PS”) as shown on the Award Summary, representing the target number of shares of Common Stock covered by this Agreement (the “Target PSs”). Notwithstanding anything herein to the contrary, only active employees and those employees on Short Term Disability Leave, Social Service Leave, Family Medical Leave or Paid Uniform Services Leave (pursuant to the Company’s Human Resources Policies or similar policies of the Company’s subsidiaries or affiliates) on the effective date of the award as shown on the Award Summary shall be eligible to receive the award.
TERMS OF THE PERFORMANCE STOCK UNITS
2.    Entitlement to Shares. As soon as practicable on or after the Vesting Date (as defined below) (or such earlier date provided in Section 9) in connection with the PSs, the Company shall deliver to the Employee, in such manner as the Company shall determine, a number of shares of Common Stock equal to the number of vested PSs (subject to reduction for withholding of the Employee’s taxes in relation to the award as described in Section 11) within 60 days following the Vesting Date (or, if earlier, a distribution event set forth in Section 9 that satisfies the requirements of Section 409A(a)(2) of the Code).
No fractional shares shall be issued pursuant to this Agreement. Instead, the Company shall apply the equivalent of any fractional share amount to amounts withheld for taxes. Notwithstanding the foregoing, the Company shall be entitled to delay delivery of such shares of Common Stock (or cash payment in lieu thereof, as applicable) until it shall have received from the Employee a duly executed Form W-8 or W-9, as applicable, and any other information or completed forms the Company may reasonably require.
3. Vesting. Except as otherwise determined by the Committee in its sole discretion (subject to Section 23 of the Plan) or as otherwise provided in this Section 3 or Section 9, the vesting of the PSs covered hereby shall be subject to (i) the achievement of the performance goals as set forth in the Award Summary (the “Performance Goals”) as determined by the Committee and (ii) the Employee’s continued employment with the Company or a subsidiary or affiliate through December 31, 2021 (the “Vesting Date”). In the event the achievement of the Performance Goals is "below threshold" level, then all of the PSs will be forfeited; in the event that achievement of the Performance Goals is between "threshold" and "target" level, then no less than 50% and no more than 100% of the Target PSs will vest; and in the event achievement of the Performance Goals is between "target" and "maximum" level, then no less than 100% and no more than 200% of the Target PSs will vest, in each case as set forth in the Award Summary and subject to the Employee's continued employment through the Vesting Date as described in clause (ii) of the immediately preceding sentence.

EXHIBIT 10.6(a)(x)

Upon the occurrence of an event constituting a Change in Control prior to the Vesting Date, notwithstanding anything to the contrary in Section 22(b) of the Plan, the Performance Goals shall be deemed achieved at target level, but thereafter the PSs, and any dividend equivalents with respect thereto, shall remain outstanding and thereafter the vesting of such PSs, and any dividend equivalents with respect thereto, shall be subject to the Employee’s continued employment with the Company or a subsidiary or an affiliate through the Vesting Date, at which time such PSs shall be paid in cash in accordance with Section 22(f) of the Plan at the earliest time set forth in Section 22(c) of the Plan that will not trigger tax or penalty under Section 409A of the Code, as determined by the Committee; provided that such PSs, and any dividend equivalents with respect thereto, shall vest and shall be paid to the extent provided in Section 9 in the event of the Employee’s termination of employment following such Change in Control and prior to the Vesting Date or in the event such Change in Control occurs following a termination of the Employee’s employment. Upon payment pursuant to the terms of the Plan, such awards shall be cancelled.
4.    Dividend Equivalents. The Employee shall become entitled to receive from the Company on the Vesting Date (or such earlier date provided in Section 9) a cash payment equaling the same amount(s) that the holder of record of a number of shares of Common Stock equal to the number of vested PSs (if any) would have been entitled to receive as dividends on such Common Stock during the period commencing on the effective date hereof and ending on the Vesting Date (or such earlier date provided in Section 9) as provided under Section 3. Payments under this Section shall be net of any required withholding taxes.
OTHER TERMS
5.    Ownership Guidelines. Guidelines pertaining to the Employee’s required ownership of Common Stock (the “Stock Ownership Guidelines”) shall be determined by the Committee or its authorized delegate, as applicable, in its sole discretion from time to time as communicated to the Employee in writing.
6.    Holding Requirements. In the event of non-compliance with the Stock Ownership Guidelines under Section 5 hereof, following a five-year noncompliance period as described in the Stock Ownership Guidelines, the Employee must retain fifty percent (50%) of the net shares of Common Stock acquired in connection with the vesting of PSs (net of withholding tax and any applicable fees) until the threshold set forth in the Stock Ownership Guidelines is satisfied. Such shares shall be held in the Employee’s Morgan Stanley account or in another account acceptable to the Company. In addition, shares used to maintain the Employee’s ownership level pursuant to this award should be held with Morgan Stanley or in another account acceptable to the Company.
7.    Voting Rights/ Dividends. Except as otherwise provided herein, the Employee shall have no rights as a shareholder with respect to the PSs until the date of issuance of a stock certificate to him for such PSs and no adjustment shall be made for dividends or other rights for which the record date is prior to the date the PSs become vested.
8.    Non-Assignability. Unless otherwise provided by the Committee in its discretion, PSs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 11 of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of a PS in violation of the provisions of this Section 8 and Section 11 of the Plan shall be void.
9.    Effect of Termination of Employment or Death.
(a)    Effect on PSs. In the event the Employee
(i)    voluntarily ceases to be an employee of the Employer for any reason other than Termination For Good Reason following a Change in Control, the PSs that have not vested in accordance with Section 3 shall be canceled and forfeited on the date of such voluntary termination of employment;

EXHIBIT 10.6(a)(x)

(ii)    involuntarily ceases to be an employee of the Employer on or after the nine-month anniversary of the grant date of PSs and prior to a Change in Control for any reason other than due to death, Disability or a termination for Cause, the number of PSs covered by this Agreement, and any dividend equivalents with respect thereto, shall be prorated based on a fraction, the numerator of which is the number of full months elapsed during the three-year performance period prior to such termination of employment and the denominator of which is 36, and any remaining PSs shall be forfeited. The vesting of such prorated number of PSs, and any dividend equivalents with respect thereto, shall remain subject to the achievement of the Performance Goals in accordance with Section 3 and shall be settled within 60 days following the Vesting Date in accordance with Section 2. Such vesting shall be contingent, at the discretion of the Company, upon the Employee executing a general release (which may include an agreement with respect to engagement in detrimental activity, in a form acceptable to the Company) and such release becoming effective and irrevocable within the 60-day period following such termination;
(iii)    involuntarily ceases to be an employee of the Employer following a Change in Control for any reason other than due to death, Disability or termination for Cause, then the PSs (the Performance Goals for which shall have been deemed achieved at target level, pursuant to Section 3), and any dividend equivalents with respect thereto, shall immediately vest (without proration based on the portion of the three-year performance period elapsed prior to such termination) and shall be paid in cash in accordance with Section 22(f) of the Plan within 60 days following the earliest time set forth in Section 22(c) of the Plan that will not trigger a tax or penalty under Section 409A of the Code, as determined by the Committee. Such vesting shall be contingent, at the discretion of the Company, upon the Employee executing a general release (which may include an agreement with respect to engagement in detrimental activity, in a form acceptable to the Company) and such release becoming effective and irrevocable within the 60-day period following such termination;
(iv)    involuntarily ceases to be an employee of the Employer by reason of death or Disability, (1) the vesting of the PSs shall remain subject to the achievement of the Performance Goals in accordance with Section 3, if such termination of employment occurs prior to a Change in Control and shall be settled on the Vesting Date in accordance with Section 2, and (2) if such termination of employment occurs following a Change in Control, then the PSs (the Performance Goals for which shall have been deemed achieved at target level, pursuant to Section 3), and any dividend equivalents with respect thereto, shall immediately vest and shall be paid in cash in accordance with Section 22(f) of the Plan at the earliest time set forth in Section 22(c) of the Plan that will not trigger a tax or penalty under Section 409A of the Code, as determined by the Committee, in either case without proration based on the portion of the three-year performance period elapsed prior to such termination;
(v)    involuntarily ceases to be an employee of the Employer (A) due to termination for Cause or (B) prior to the nine-month anniversary of the grant date of the PSs and prior to a Change in Control for any reason other than due to death or Disability, the PSs shall be cancelled and forfeited on the date of such termination of employment; and
(vi)    voluntarily ceases to be an employee due to a Termination for Good Reason following a Change in Control, the PSs (the Performance Goals for which shall have been deemed achieved at target level, pursuant to Section 3), and any dividend equivalents with respect thereto, shall immediately vest and shall be paid in cash in accordance with Section 22(f) of the Plan within 60 days following the earliest time set forth in Section 22(c) of the Plan that will not trigger a tax or penalty under Section 409A of the Code, as determined by the Committee, without proration based on the portion of the three-year performance period elapsed prior to such termination. Such vesting shall be contingent, at the discretion of the Company, upon the Employee executing a general release (which may include an agreement with respect to engagement in detrimental activity, in a form acceptable to the Company) and such release becoming effective and irrevocable within the 60-day period following such termination.
(b)    Definitions. “Cause” means (i) a violation of any of the rules, policies, procedures or guidelines of the Employer, including but not limited to the Company’s Business Ethics Policy and the Proprietary Information and Conflict of Interest Agreement (ii) any conduct which qualifies for “immediate discharge” under the Employer’s Human Resource Policies as in effect from time to time (iii) rendering services to a firm which engages, or engaging directly or indirectly, in any business that is competitive with the Employer, or represents a conflict of interest with the interests of the Employer; (iv) conviction of, or entering a guilty plea with respect to, a crime whether or not connected with the Employer; or (v) any other conduct determined to be injurious, detrimental or prejudicial to any interest of the Employer.

EXHIBIT 10.6(a)(x)

“Termination For Good Reason” has the meaning set forth in Section 22(a)(vi) of the Plan.
“Disability” shall include cessation of active employment due to commencement of long-term disability under the Employer’s long-term disability plan or under a disability policy of any subsidiary or Affiliate, as applicable; provided that a Disability shall not be deemed to have occurred for such purposes unless the circumstances would also result in a “disability” within the meaning of Section 409A of the Code.
(c)    Divestiture. Notwithstanding the above, the termination of Employee’s employment with Employer in connection with the Employer’s sale (whether by sale of assets or a subsidiary, or both) of a line of business within which the Employee was employed immediately prior to such sale as determined by the Committee in its sole discretion, that does not constitute a Change in Control, shall be treated as an involuntary termination of employment for purposes of this Agreement and the PSs shall vest and be paid as provided in Section 9(a)(ii) above, whether or not such termination occurs after the nine-month anniversary of the grant date of the PSs; provided, however, that, in the event the Employee is offered a comparable position (as determined by the Committee in accordance with the Company’s severance policy) with the acquirer of such line of business and does not accept such offer, the PSs shall be cancelled and forfeited on the date of termination of employment.
10.    General Restrictions. If at any time the Committee or its authorized delegate, as applicable, shall determine, in its discretion, that the listing, registration or qualification of any shares of Common Stock subject to this Agreement upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the awarding of the PSs or the issue or purchase of shares of Common Stock hereunder, the certificates for shares of Common Stock may not be issued in respect of PSs in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or its authorized delegate, as applicable, and any delay caused thereby shall in no way affect the date of termination of the PSs.
11.    Responsibility for Taxes. The Employee acknowledges that the ultimate responsibility for the Employee’s Federal, state and municipal individual income taxes, the Employee’s portion of social security and other payroll taxes, and any other taxes related to the Employee’s participation in the Plan and legally applicable to the Employee, is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer. In the event that there is withholding tax liability in connection with the vesting or settlement of the PSs, the Employee may satisfy, in whole or in part, any withholding tax liability: (a) by cash payment of an amount equal to such withholding liability; or (b) by having the Company withhold from the number of PSs in which the Employee would be entitled to vest a number of shares of Common Stock having a fair value equal to such withholding tax liability in accordance with the Company’s share withholding procedures.
12.    Nature of Award. In accepting the award, the Employee acknowledges that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time in a manner consistent with Section 13 of the Plan regarding Plan amendment and termination and, in addition, the PSs are subject to modification and adjustment under Section 6 of the Plan.
(a)the award of the PSs is voluntary and occasional and does not create any contractual or other right to receive future grants of PSs, or benefits in lieu of PSs, even if PSs have been granted repeatedly in the past;
(b)all decisions with respect to future PS awards, if any, will be at the sole discretion of the Committee or its authorized delegate, as applicable;
(c)The Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Employee’s employment relationship at any time; further, the PS award and Employee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;
(d)The Employee is voluntarily participating in the Plan;
(e)the PSs and the shares of Common Stock subject to the PSs are an extraordinary item that does not constitute compensa-tion of any kind for services of any kind rendered to the Employer, and which is outside the scope of the Employee’s employment contract, if any;
(f)the PSs and the shares of Common Stock subject to the PSs are not intended to replace any pension rights or compensation;

EXHIBIT 10.6(a)(x)

(g)the PSs and the shares of Common Stock subject to the PSs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer;
(h)the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;
(i)in consideration of the award of the PSs, no claim or entitlement to compensation or damages shall arise from forfeiture of the PSs, including, but not limited to, forfeiture resulting from termination of the Employee’s employment with the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Employee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Employee shall be deemed irrevocably to have waived the Employee’s entitlement to pursue such claim; and
(j)subject to the provisions in the Plan regarding Change in Control, PSs and the benefits under the Plan, if any, will not auto-matically transfer to another company in the case of a merger, take-over or transfer of liability.
13.    No Advice Regarding Award. Neither the Company nor the Employer is providing any tax, legal or financial advice, nor is the Company or Employer making any recommendations regarding the Employee’s participation in the Plan, or his or her acquisition or sale of the underlying shares of Common Stock. The Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her partici-pation in the Plan before taking any action related to the Plan.
14.    Amendment of This Agreement. With the consent of the Em-ployee, the Committee or its authorized delegate, as applicable, may amend this Agree-ment in a manner not inconsistent with the Plan.
15.    Subsidiary. As used herein the term ”subsidiary” shall mean any present or future corporation which would be a ”subsidiary corpora-tion” of the Com-pany as the term is defined in Section 425 of the Internal Revenue Code (the “Code”) of 1986 on the date of award.
16.    Affiliate. As used herein the term “affiliate” shall mean any entity in which the Company has a significant equity interest, as deter-mined by the Committee.
17.    Recoupments.
(a)    If an employee or former employee of the Employer is reasonably deemed by the Committee or its authorized delegate, as applicable, to have engaged in detrimental activity against the Employer, any awards granted to such employee or former employee shall be cancelled and be of no further force or effect and any payment or delivery of an award from six months prior to such detrimental activity may be rescinded. In the event of any such rescission, the Employee shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Committee or its authorized delegate, as applicable. Detrimental activity may include:
(i)    violating terms of a non-compete agreement with the Employer, if any;
(ii)    disclosing confidential or proprietary business information of the Employer to any person or entity including but not limited to a competitor, vendor or customer without appropriate authorization from the Employer;
(iii)    violating any rules, policies, procedures or guidelines of the Employer;
(iv)    directly or indirectly soliciting any employee of the Employer to terminate employment with the Employer;
(v)    directly or indirectly soliciting or accepting business from any customer or potential customer or encouraging any customer, potential customer or supplier of the Employer, to reduce the level of business it does with the Employer; or
(vi)    engaging in any other conduct or act that is determined to be injurious, detrimental or prejudicial to any interest of the Employer.

EXHIBIT 10.6(a)(x)

(b)    If an accounting restatement by the Company is required in order to correct any material noncompliance with financial reporting requirements under relevant securities laws, the Company will have the authority to recover from executive officers or former executive officers, whether or not still employed by the Employer, any excess  incentive-based compensation (in excess of what would have been paid under the accounting restatement), including entitlement to shares, provided under this Agreement to executive officers of the Employer, that was based on such erroneous data and paid during the three-year period preceding the date on which the Company is required to prepare the accounting restatement.  Notwithstanding anything herein to the contrary, the Company may implement any policy or take any action with respect to the recovery of excess incentive-based compensation, including entitlement to shares of Common Stock that the Company determines to be necessary or advisable in order to comply with the requirements of the Dodd-Frank Wall Street Financial Reform and Consumer Protection Act.
18.    Cancellation and Rescission of Award. Without limiting the foregoing Section regarding non-engagement in detrimental activity against the Employer, the Company may cancel any award provided hereunder if the Employee is not in compliance with all of the following conditions:
(a)    The Employee shall not render services for any organization or engage directly or indirectly in any business which would cause the Employee to breach any of the post-employment prohibitions contained in any agreement between the Employer and the Employee.
(b)    The Employee shall not, without prior written authorization from the Employer, disclose to anyone outside the Employer, or use in other than the Employer’s business, any confidential information or material, as specified in any agreement between the Employer and the Employee which contains post-employment prohibitions, relating to the business of the Employer acquired by the Employee either during or after employment with the Employer.
Notwithstanding the above, this Agreement does not in any manner restrict the Employee from reporting possible violations of federal, state or local laws or regulations to any governmental agency or entity, and shall not, and not be interpreted to, impair the participant from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act). Similarly, the Employer does not in any manner restrict the Employee from participating in any proceeding or investigation by a federal, state or local government agency or entity responsible for enforcing such laws. The Employee is not required to notify the Employer that he or she has made such report or disclosure, or of his or her participation in an agency investigation or proceeding.
(c)    The Employee, pursuant to any agreement between the Employer and the Employee which contains post-employment prohibitions, shall disclose promptly and assign to the Employer all right, title and interest in any invention or idea, patentable or not, made or conceived by the Employee during employment with the Employer, relating in any manner to the actual or anticipated busi-ness, research or development work of the Employer, and shall do anything reasonably necessary to enable the Employer to secure a patent where appropriate in the United States and in foreign countries.
(d)    Failure to comply with the provision of subparagraphs (a), (b) or (c) of this Section 18 prior to, or during the six months after, any payment or delivery shall cause such payment or delivery to be rescinded. The Company shall notify the Employee in writing of any such rescission within two years after such payment or delivery. Within ten days after receiving such a notice from the Company, the Employee shall pay to the Company the amount of any payment received as a result of the rescinded payment or delivery pursuant to an award. Such payment to the Company by the Employee shall be made either in cash or by returning to the Company the number of shares of Common Stock that the Employee received in connection with the rescinded payment or delivery.
19.    Notices. Notices hereunder shall be in writing and if to the Company shall be mailed to the Company at 100 Campus Dr. Suite 200 Florham Park, NJ 07932 USA, addressed to the attention of Stock Plan Administrator, and if to the Employee shall be delivered personally or mailed to the Employee at his address as the same appears on the records of the Company.
20.    Language. If the Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

EXHIBIT 10.6(a)(x)

21.    Electronic Delivery and Acceptance. The Company will deliver any documents related to current or future participation in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery, and agrees to participate in the Plan and be bound by the terms and conditions of this Agreement, through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Electronic acceptance by the Employee is required and the award will be cancelled for any employee who fails to comply with the Company’s acceptance requirement within six months of the effective date of the award.
22.    Interpretation of This Agreement. The Committee or its authorized delegate, as applicable, shall have the authority to interpret the Plan and this Agreement and to take whatever administrative actions, including correction of administrative errors in the awards subject to this Agreement and in this Agreement, as the Committee or its authorized delegate, as applicable, in its sole good faith judgment shall determine to be advisable. All decisions, interpretations and administrative actions made by the Committee or its authorized delegate, as applicable, hereunder or under the Plan shall be binding and conclusive on the Company and the Employee. In the event there is inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.
23.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and to the extent provided in Section 11 of the Plan to the personal representatives, legatees and heirs of the Employee.
24.    Governing Law and Venue. The validity, construction and effect of the Agreement and any actions taken under or relating to this Agreement shall be determined in accordance with the laws of the state of New York and applicable Federal law.
This grant is made and/or administered in the United States. For purposes of litigating any dispute that arises under this grant or the Agreement the parties hereby submit to and consent to the jurisdiction of the state of New York, agree that such litigation shall be conducted in the state or federal courts located in New York.
25. Section 409A. It is intended that the provisions of this Agreement comply with, or are exempt from, Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
Neither the Employee nor any of the Employee’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to the Employee or for the Employee’s benefit under this Agreement may not be reduced by, or offset against, any amount owing by the Employee to the Company or any of its Affiliates. In the event that any 60-day period described in Section 9 of this Agreement straddles two calendar years, then any PSs, and any dividends with respect thereto, that are settled within such 60-day period in accordance with this Agreement shall be settled in the second calendar year
If, at the time of the Employee’s separation from service (within the meaning of Section 409A), (a) the Employee shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (b) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.
Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, the Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Employee or for the Employee’s account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold the Employee harmless from any or all of such taxes or penalties.
26.     Separability. In case any provision in the Agreement, or in any other instrument referred to herein, shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions in the Agreement, or in any other instrument referred to herein, shall not in any way be affected or impaired thereby.

EXHIBIT 10.6(a)(x)

27.    Integration of Terms. Except as otherwise provided in this Agreement, this Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any and all oral statements and prior writings with respect thereto.
28.    Appendix for Non-U.S. Countries. Notwithstanding any provisions in this Agreement, the PS award shall be subject to any special terms and conditions set forth in any appendix to this Agreement for the Employee’s country (the “Appendix”). Moreover, if the Employee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.
29.    Imposition of Other Requirements. The Committee or its authorized delegate, as applicable, reserves the right to impose other requirements on the Employee’s participation in the Plan, on the PSs and on any shares of Common Stock acquired under the Plan, to the extent the Committee or its authorized delegate, as applicable, determines it is nec-essary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year set forth on the Award Summary.
CONDUENT INCORPORATED

By_____________________________
Signature